EXHIBIT 99.2

CORPORATE PARTICIPANTS
Steve Teng Sport Chalet, Inc. - Financial Analyst
Howard Kaminsky Sport Chalet, Inc. - EVP, Finance, CFO and Secretary
Craig Levra Sport Chalet, Inc. - Chairman, CEO and President

CONFERENCE CALL PARTICIPANTS
Harold Citron Credit Intel - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Sport Chalet Third Quarter Fiscal 2013 Earnings Conference Call. At this time all participants are in listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder, ladies and gentlemen, this conference is being recorded today February 6, 2013 and may not be reproduced in whole or in part without permission from the Company. I would like to introduce Steve Teng from Sport Chalet. Please go ahead.

Steve Teng - Sport Chalet, Inc. - Financial Analyst

Thank you operator. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of our press release, please call 818 949-5300 and we can have a copy sent to you.

Before we begin I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements including but not limited to the effectiveness of the Company's strategies to return to profitability and the likelihood of opening a new store in fiscal 2014 involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks include, among other things, the negative effect of the economic downturn on the Company's sales, limitations on borrowing under the Company's bank credit facility, the Company's ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of maintaining a competitive position, Company's ability to manage the growth of its Team Sales Division and online business, changes in cost of goods and services, the weather and economic conditions in general and in specific market areas.

These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Howard Kaminsky, Chief Financial Officer of Sport Chalet. Howard, please go ahead.

Howard Kaminsky - Sport Chalet, Inc. - CFO

Thanks, Steve. Good afternoon, everyone, and thank you for joining us today. On the call with me is Craig Levra, our Chairman and Chief Executive Officer. Following my review of our financial results for the third quarter and 39 weeks ended December 30th, 2012, Craig will provide further commentary. After our formal comments we'll both be available for any questions you might have.

For the third quarter, sales increased $300,000, or 0.4%, to $97.6 million. The slight increase in sales was primarily due to sales increases in our Team Sales Division of 17.9% and online of 32.6%, partially offset by a slight decrease in comparable store sales.

The comparable store sales decrease of 0.7%, which is an improvement from the 2% decrease in the same period last year, was primarily due to warm and dry winter weather for the majority of the holiday shopping season exasperated by a bad winter sport season last year plus a change in our strategy to be less promotional and general consumer caution from the uncertainty about economic conditions. I'd like to point out that 74% of our shortfall to our budget was from winter merchandise categories.

Gross profit for the quarter as a percent of sales increased to 27.6% from 27.1% for the third quarter of the prior year. The increase in gross profit is primarily the result of a reduction in mark downs from a change in our strategy to be less promotional during the holiday period, specifically on Black Friday/Cyber Monday weekend, partially offset by a payment received in the prior year from a landlord as part of that store's closing.

Expenses for Q3 as a percent of sales increased to 26.7% from 25.1%, primarily due to increases of $700,000 in advertising and $600,000 in labor related expenses, approximately equally divided between salaries, payroll taxes and employee health insurance coverage. The increase in advertising served to focus customer attention on our technical merchandise and innovative brand offerings while being less promotional.

Depreciation decreased $400,000 from the low level of capital expenditures in recent years. That loss for the quarter increased to $1.9 million or $0.13 per diluted share compared to a net loss of $1 million or $0.07 per diluted share for the same quarter last year.

For the 39 weeks ended December 30th, 2012, sales increased $4.8 million, or 1.8%, to $272.9 million. The increase in sales is primarily due to a 2.3% increase in comp store sales while sales of our two sales divisions and online increased 18.6% and 21.6% respectively partially offset by one store closure, which contributed $3.2 million of sales in the prior year.

Gross profit decreased to 27.7% of sales from 28.3% for the same period last year. The 60 basis point decrease as a percent of sales is primarily due to cost relating to our ongoing customer satisfaction initiatives implemented in August 2011, changes in merchandise cost and in the product mix and payment received in the prior year from a landlord as part store closing.

Expenses as a percent of sales decreased to 25.2% from 25.5% and depreciation decreased $1.2 million as a result of the low level of capital expenditures in recent years.

That loss for the 39 weeks ended December 30th, 2012 decreased to $1.0 million, or $0.07 per diluted share, from a net loss of $1.3 million, or $0.09 per diluted share, for the same period last year.

For our balance sheet inventory increased $11.9 million, or 2.8% on an average store basis, primarily due to additional investments in merchandise categories that have exhibited the greatest sales growth potential as well as the lower than planned holiday season sales during the third quarter of fiscal 2013. While we will work down the holiday carry over we do expect to continue to fund areas of growth, growth potential, at least through the end of the fiscal year.

The increase in inventory was primarily funded by additional vendor dating leaving us with $37 million of availability on our bank credit line including cash. This is similar to the amount available at the end of Q3 last year. The amount of availability does fluctuate due to seasonal changes throughout the year.

Forecasted capital expenditures for the remainder of fiscal 2013 are expected to be approximately $2 million, primarily for information systems and the one new store. Approximately $1 million for the new store will be reimbursed by the landlord upon opening in fiscal 2014.

And now I'll turn the call over to Craig for his comments on our third quarter performance.

Craig Levra - Sport Chalet, Inc. - CEO

Thank you, Howard, and good afternoon, everyone. While this was a tough holiday season for many retailers, our third quarter results were well below our expectations. Following a strong summer and fall, positive sales trends deteriorated significantly in November and for the first two weeks of December. Unseasonably warm and dry weather coming on top of a bad winter sports season last year, combined with our customers' general economic uncertainty along with our desire to be less promotional, all contributed to the slight decrease in comparable store sales.

As Howard mentioned, our Team Sales Division continued to grow as sales increased 17.9% during the third quarter. That's after sales increases of 12.5% and 23.7% in the first and second quarter of this fiscal year respectively.

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Our online sales also improved as we increased 32.6% in the third quarter, which is on top of the 14.5% increase in the same period last year.

Our Team Sales Division and online sales are essential channels for growth and expansion of our footprint and customer base. Therefore, we continue to heavily invest in these areas where we can believe we can distinguish ourselves from our competition and provide the greatest financial return. To that end, a prioritization of talent and resources is underway to continue growing businesses that deliver an overall seamless customer experience while more closely linking online, Team Sales and our retail stores.

During the third quarter we launched our Live Chat initiative, ‘Consult with an Expert’, enabling our customers and athletes to chat directly with our customer service experts without ever having to pick up the phone.  In addition, we've added the ability to place orders over the phone so we don't have to miss a sale if a customer needs help in navigating the checkout process. More recent examples of our forward-looking approach include our launch of same-day delivery currently being tested in three select markets as well as on line drop ship to customers utilizing vendor inventory to expand our product offering both on line and within our stores.

Our Action Pass membership continues to grow. This quarter we added over 100,000 new members to bring our total membership to well over 2 million members, which is an increase of 24% over the prior year. The information we capture about our customers via our Action Pass program combined with software enhancements allows us to continue to develop merchandising assortments, category adjacencies, and most importantly, further refine our marketing campaigns.

Planning for our new store at Fig at 7th in Downtown Los Angeles continues for our next generation Sport Chalet store scheduled to open this summer. Through our partnership of the world's leading architect, Gensler, our focus in this 27,300 square foot store will be to incorporate a new design template with enhanced displays, fixtures and graphics to reinforce the Sport Chalet brand and our market positioning as the destination for premium brands, technical merchandise and the highest quality service offerings. While we currently have no plans to open additional stores this fiscal year, we believe this new concept will allow an immediate opportunity for growth across a wider geography.

In our quest to offer first to market, performance technology and lifestyle merchandise, we continue to focus on adding exciting new brands only found at specialty shops or independent retailers. We added several new brands this holiday season, two of which are Asolo, which is a high-end Italian backpacking and mountaineering boot, and Lib Tech, an American snowboard manufacturer known for its radically innovative approach to snowboard design.  In addition, we continue to develop our specialty services to make sure we can effectively analyze our athletes running and walking strides we added six more running concept shops this quarter, bringing our total to 22 installed this year. The ability to custom fit footwear based on each athlete is an incredible asset and the results of our running shops have been very promising.

We currently plan to close two existing stores in fiscal 2014. The two stores, which are located in Antioch, California and Phoenix, Arizona, are being closed as part of our ongoing and rigorous approach to our portfolio stores allocating resources towards the greatest growth opportunities as well as our unwavering commitment to our long-term business strategy of returning to sustained profitability.

Our commitment to training and the development of our staff of experts continued in the third quarter with three major training events. These training universities provide our experts with the opportunity to learn directly from our vendors reviewing the most updated technical information on their merchandise to see gear demonstrations and participate in hands on product experiences. Bike University was two-day event and over 20 vendors participated in product and training demo and bike fitting and sizing instruction. Climbing University was a two-day outdoor experience in Joshua Tree focused on rock climbing equipment and technique. Finally, Winter University was an event with over 60 vendors who hosted winter related product clinics across all of our winter categories.

In conclusion, we've exited the holiday season with inventory well positioned, having maintained our strong pricing discipline and brand integrity. We're encouraged by the improvement in sales since mid-December and its continuation onto our fourth quarter as comparable store sales increased 20.3% through the five weeks into February 3rd, 2013. We believe that the January sales number reflects both a return to more normal winter weather conditions and the continued response of our customers to our strategy of being first to market with performance technology and lifestyle merchandise.

Now that concludes my comments on our third quarter performance and we'll now open up the call in the event any of you have any questions. Operator?

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QUESTION AND ANSWER

Operator

(Operator Instructions). You have a question from the line of Harold Citron from Credit Intel.

Harold Citron - Credit Intel - Analyst

Question, the comps for January, you have 20.3%. How does this compare with the prior year's numbers? What are they going up against?

Craig Levra - Sport Chalet, Inc. - CEO

We typically don't release monthly numbers. We were running negative in January last year because we had no winter whatsoever, so we're well ahead of plan for January.

Harold Citron - Credit Intel - Analyst

Okay, the store closures for 2014, is that fiscal or calendar?

Craig Levra - Sport Chalet, Inc. - CEO

Fiscal.

Harold Citron - Credit Intel - Analyst

Fiscal, okay, so in the second half of this year we're looking at?

Craig Levra - Sport Chalet, Inc. - CEO

Yes.

Harold Citron - Credit Intel - Analyst

Okay now the positive comps in January; was there any margin, additional markdowns, to help drive the comps?

Craig Levra - Sport Chalet, Inc. - CEO

No, no. Again, just a better winter experience once winter got underway for us, it was late coming this year. Once it got underway, we saw some tremendous growth in our winter categories and that surge continues.

Harold Citron - Credit Intel - Analyst

Okay how does winter inventory stand at this point? Is it current? Is it extended at this point?

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Craig Levra   Sport Chalet, Inc. - CEO

You know, that's a great question. So we have, thanks to how we approach the business, we have incredible partnerships with our key suppliers across all of our winter categories, whether it's gear or apparel or footwear and certainly the way we go to market in terms of our training, when we market their product presented on line as well as in store, it means that we have great relationships with these partners who assist us.

Having said that, we did have some carry over product going into this winter that we pretty much successfully liquidated to the piece throughout the third quarter, so what's selling today is this year's merchandise.

Harold Citron - Credit Intel - Analyst

Okay I appreciate that. God luck for the fourth quarter and I'll pass the question banner on to the next person.

Operator

(Operator Instructions). All right and, gentlemen, it looks like we have no more questions in the queue at this time.

Craig Levra - Sport Chalet, Inc. - CEO

Okay this is Craig again. We'd certainly like to thank all of you for joining us today. If you have any follow-up questions, feel free to contact Howard or me. Have a great afternoon. Thanks, everyone.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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